EXHIBIT 10.1

EMPLOYMENT AGREEMENT

July 19, 2004

Mr. Carl Davis

18223 SW Anduin Terrace

Lake Oswego, OR 97034

Dear Carl:

I am writing to confirm the terms of our agreement regarding your new assignment with Columbia Sportswear Company and to outline the terms applicable to your transition from your current position as Vice President and General Counsel.

1. Effective Date. You have agreed to serve as Vice President of Corporate Affairs, effective July 19, 2004. In this position you continue to be an employee of Columbia Sportswear Company (the “Company”), reporting to Peter Bragdon.

2. Terms of Employment and Transition. The following outlines the terms applicable to your transition and, as of July 19, 2004, to your new assignment, which we anticipate will run through December 31, 2005:

a. Compensation. Effective as of July 19, 2004, your compensation will consist of a bi-weekly base salary of $5000.00, which shall be payable in accordance with the Company’s regular payroll practices.

b. Work Assignment. You will be employed on a part-time basis, with the expectation that you will work twelve (12) days a month. We anticipate six (6) days per calendar month will be worked at the Company’s offices in Portland, Oregon and six (6) days per calendar month from your home in Bend, Oregon. You will provide services to the Company’s Legal Department on a project by project basis as agreed to with the Company’s General Counsel. Issues related to salary, benefits, or overall performance will be determined by the CEO and Board Compensation Committee or by a member of management designated by them. You agree to perform such acts and duties as Peter Bragdon, or his/her designee, shall reasonably direct; to comply with all applicable policies and procedures of the Company; and to devote the agreed-upon working time, energy and skills to your assignment and to the performance of your duties to the company.

c. Bonus Plan. Your participation in the Executive Incentive Compensation Plan (“Executive Incentive Plan”) will continue as outlined in the plan document. Your 2004 bonus will be pro-rated based on the number of full-time and part-time months worked in 2004. Bonus payment will be made at the times and on the conditions set out in the applicable plan.

d. Benefits and Vacation. Because you will be employed less than thirty (30) hours per week, your eligibility for Company sponsored benefits will be limited to the Employee Stock Purchase Plan and 401(k) Profit Sharing Plan. As a result, your coverage under the Company’s group health plan will terminate on July 31, 2004 and you may immediately thereafter exercise whatever rights you have under COBRA to continue medical benefits under the Company’s group health plan. Should you elect to exercise your right of continued coverage under COBRA, the Company will pay the full cost of your premium under COBRA (including medical, dental and vision, but excluding medical flexible spending account) for a period of eighteen (18) months following your election of COBRA health care continuation coverage. The Company will provide a bonus to assist with the premiums for your 2004 and 2005 Executive LTD premiums. Participation in all benefits and programs are in accordance with the terms applicable to such benefits and programs as in effect from time to time and subject to any changes generally applicable to other similarly situated participating Company employees.

e. Business Expenses. You will be responsible for all costs associated with work you will do from your home office, including without limitation, costs of telephone, electricity, acquisition of office equipment, furniture, and internet access. You will also be responsible for the cost you will incur to commute from your home in Bend, Oregon to Portland (and costs associated with lodging, if any, you incur) in connection with the six (6) days per month that you are required to work at the Company’s offices in Portland. However, if you are asked by the Company to work in the Portland offices more than six (6) days per month, or drive your vehicle in connection with your job duties (other than the commute to and from your home), the Company will reimburse you for your mileage in accordance with the then-current standard mileage rate established by the Internal Revenue Service. The current rate for 2004 is 37.5 cents per mile. In addition, the Company will reimburse all ordinary and necessary business expenses you reasonably incur in connection with other travel you are asked to undertake in connection with your job duties, provided that you account promptly for such expenses to the Company in the manner prescribed from time to time by the Company. Other business related expenses will be reimbursed in accordance with the Company’s expense policy.

f. Duration of Assignment. Although we have discussed this assignment as Vice President of Corporate Affairs as being for an approximately eighteen (18) month period, your employment with the Company will be on an “at will” basis, with both you and the Company retaining the right to terminate the employment relationship at any time and for any reason or no reason, with or without notice, and without liability on the part of the Company for the termination or entitlement to severance benefits.

The assignment to your new position does not affect any existing stock options or grants you currently have outstanding, which are listed in the document attached to this letter as Exhibit 1, all of which shall be subject to the terms and the applicable plans. You acknowledge that Exhibit 1 contains a complete list of all stock options or grants to which you are entitled and you agree that you have no other interests in stock options or grants from the Company other than as set forth therein. Additional stock incentives may be awarded at the time of your salary reviews, in accordance with the normal Company practices. You understand that there are no guarantees that any such awards will actually be made.

Except as specifically stated herein, during the term of this new assignment you remain subject to the same policies, practices, terms and conditions of employment as other Company employees in a comparable position.

No change to the at-will relationship, or any other term of this letter, shall be valid unless in writing and signed by the President of the Company. The provisions of this agreement are severable, and if any part is found to be unlawful or unenforceable, the other provisions of this agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. Any court or arbitrator having jurisdiction over such matters shall have the power to reform such unlawful or unenforceable provision to the extent necessary for such provision to be enforceable to the fullest extent under applicable law.

You acknowledge that you voluntarily agreed to and accepted the position of Vice President of Corporate Affairs under the terms and conditions stated herein. You and the Company agree that this assignment does not constitute a termination in your employment with the Company for any purpose and that this change in your duties and responsibilities does not give rise to any claim for compensation under any severance plan, agreement or practice, including the Employment Agreement dated December 5, 1997 between you and the Company (the “Original Employment Agreement”). In consideration for the benefits and compensation offered under this agreement, you release the Company, its subsidiaries and affiliates and all of their respective officers, directors, employees, agents and insurers from, and waive, all claims, if any, which may exist regarding this change of assignment.

Consistent with the Company’s current practices, you agree to execute and deliver and abide by the Confidentiality Agreement in the form attached hereto as Exhibit 2 (the “Confidentiality Agreement”).

This agreement shall be governed by the laws of the State of Oregon, without reference to its choice of law provisions. The parties hereby irrevocably and unconditionally agree to submit any legal action or proceeding relating to the subject matter of this agreement to the non-exclusive general jurisdiction of the courts of the State of Oregon, Washington County and in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in such court.

This agreement (which includes the attached Exhibits 1 and 2) represents the entire agreement regarding the transition from your former role and your assignment to the new role of Vice President of Corporate Affairs. This agreement supersedes and replaces any and all prior written or oral agreements, including but not limited to your Original Employment Agreement. Any modification of the terms set forth in this agreement will only be effective if done in writing and signed by you and the Company. If for any reason any provision of this agreement shall be held invalid, that invalidity will not affect the remainder of this agreement.

To acknowledge your acceptance of this agreement, please sign below and return one copy together with your signed Confidentiality Agreement. Your signature will acknowledge that you have read, understood, and agree to the terms and conditions of this agreement.

We look forward to continuing to work with you in your new role. Based upon your past accomplishments, we believe you can make a substantial contribution as Vice President of Government Affairs.

COLUMBIA SPORTSWEAR COMPANY

By:	/s/ Susan Popp
Susan Popp
Human Resources Director

Attachments:	Exhibit 1 – Stock Options and Grants
Exhibit 2 – Confidentiality Agreement

Agreed:	/s/ Carl K. Davis	7/20/04
	Carl K. Davis	Date